Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-28483), Form S-8 (No. 333-90353), Form S-8 (No. 333-54786), Form S-8 (No. 333-54784), Form S-8 (No. 333-108838), Form S-4 (No. 333-135569), Form S-3 (No. 333-99067), Form S-3 (No. 333-99063), Form S-3 (No. 333-95487), Form S-3 (No. 333-111174), Form S-3 (No. 333-110939), Form S-3 (No. 333-86654), Form S-3 (No. 333-122456), Form S-3 (No. 333-119469), Form S-3 (No. 333-124922) and Form S-3 (No. 333-136344) of Health Care Property Investors, Inc. of our report dated August 4, 2006 relating to the financial statements of CNL Retirement Corp. which appears in the Current Report on Form 8-K of Health Care Property Investors, Inc. dated September 7, 2006.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida
September 7, 2006